Exhibit 10.20

GLOBAL WATER RESOURCES, INC.

PHANTOM STOCK UNIT PLAN

Amended and Restated Effective May 1, 2015

PREAMBLE

Effective as of January 1, 2011, Global Water Resources, Inc. (the “Corporation”) established the Global Water Resources, Inc. Phantom Stock Unit Plan (the “Plan”). Except as otherwise provided herein, this amended and restated Plan document is effective as of May 1, 2015 (the “Effective Date”). The terms of the amended and restated Plan document will apply to Phantom Stock Units and Deferred Phantom Stock Units granted on or after the Effective Date.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

“Affiliate” means any entity which is a member of the Employer Group;

“Annual Installments” means a series of amounts to be paid annually over a predetermined period of years in substantially equal periodic payments. Annual installment payments shall be treated as a single payment for the purpose of Code Section 409A;

“Board” means the Board of Directors of the Corporation or if established and duly authorized to act, a committee appointed for such purpose by the Board of Directors of the Corporation;

“Bonus” means cash compensation which is specifically classified as a bonus payment by the Corporation and which the Board has determined is eligible for deferral under the Plan. A Bonus must be contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months that are established in writing by no later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established;

“Cause” refers to conduct of a Participant constituting any one or more of the following: (i) willful refusal to follow a lawful direction of any person to whom the Participant reports, provided the direction is not materially inconsistent with the duties or responsibilities of the Participant’s job position; (ii) willful misconduct or disregard of one’s duties or of the interest or property of the Corporation and its Affiliates; (iii) any act of fraud against, misappropriation from, or dishonesty to the Corporation or its Affiliates; (iv) commission of a felony or a crime involving moral turpitude; or (v) a material breach of any agreement with the Corporation or any Affiliate, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Participant who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board, susceptible to a cure;

“Change of Control” means, a “change in the ownership or effective control of a corporation,” or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A (treating the Corporation as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation,” “85 percent” shall be used instead of “40 percent.” Notwithstanding the foregoing, in the event of either (i) a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Issuer or the Corporation, as the case may be, before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Issuer or the Corporation (or other surviving company), as the case may be, representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Issuer or the Corporation (or other surviving company), as the case may be, or (ii) any increase in ownership of the Corporation by the Issuer, such transaction(s) shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended, and all applicable rules and regulations promulgated thereunder;

“Common Shares” means the common shares of the Issuer;

“Corporation” means Global Water Resources, Inc., a Delaware corporation;

“Deferral Election” means the agreement provided by the Board under which a Participant may elect to defer a portion of a Bonus. A Deferral Election shall be in the form established by the Board and shall be irrevocable as of the last day of the Enrollment Period;

“Deferral Election Form” means the form established from time to time by the Board that a Participant may complete, sign, and return to the Corporation to effect a Deferral Election and establish a Redemption Date;

“Deferred Phantom Stock Unit” means a unit credited by means of a book-keeping entry in the books of the Corporation to a Participant, representing the right to receive the DSU Value;

“Deferred Phantom Stock Unit Award” means an award of Deferred Phantom Stock Units under this Plan to a Participant;

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Corporation or an Affiliate. For purposes of determining that a Participant has a Disability, the Board may rely upon a determination by the Social Security Administration that the Participant is permanently disabled. Upon the request of the Board, the Participant must submit proof of the Social Security Administration’s disability determination or proof of receipt of income replacement benefits under the accident and health plan;

“DSU Issue Date” means the original date a Bonus would have been paid entirely in cash but for giving effect to a Deferral Election;

“DSU Value” refers to the dollar value of a Participant’s Deferred Phantom Stock Units subject to a Deferred Phantom Stock Unit Award as of a relevant date and determined by multiplying the number of Deferred Phantom Stock Units credited to the Deferred Phantom Stock Unit Award on the relevant date by the Market Value;

“Eligible Participant” means, with respect to the opportunity to receive the grant of Phantom Stock Unit Awards, any employee of the Employer Group and, with respect to Deferred Phantom Stock Unit Awards, any employee of the Employer Group who is eligible to receive Bonus compensation;

“Employer Group” means the Corporation and any other corporation or trade or business required to be aggregated with the Corporation which constitutes a single employer under Code Section 414(b) or Code Section 414(c) with the Corporation, except that in applying Code Section 1563(a)(1), (2), and (3), the language “at least 50 percent” is used instead of “at least 80 percent;

“Enrollment Period” means, with respect to an election to defer a Bonus, no later than six (6) months before the end of the performance period for which the Bonus relates, provided that the Participant has provided services continuously to the Corporation from the later of the beginning of the performance period or the date the corresponding performance criteria have been established and, provided further, that the amount of the Participant’s Bonus has not become readily ascertainable as of the date the election is made;

“Entitlement Date” means, with respect to a Phantom Stock Unit Award, the date as determined by the Board in its sole discretion in accordance with the Plan;

“Good Reason” shall mean, with respect to a Participant who is an employee of the Corporation, any of the following which occurs on or after the effective date of the grant of a Phantom Stock Unit Award:

(i)

a material reduction of the Participant’s annual base salary from its rate in effect immediately prior to a Change of Control without the Participant’s consent, other than a reduction that also is applied to substantially all other employees who are similarly situated to the Participant if the Participant’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other similarly situated employees; or

(ii)	a material diminution in the authority, responsibilities or duties of the Participant as in effect immediately prior to a Change of Control without the Participant’s consent;

provided, however, that in each case of the above, the Participant must provide written notice to the Corporation of the occurrence of such action within sixty (60) days after the action first occurs, and the Participant shall only have Good Reason to effect a Separation from Service on such account if the Corporation fails to correct such action within thirty (30) business days following receipt of such notice. If the action is not corrected, the Participant must resign effective no later than thirty (30) days following the expiration of the cure period.

“Grant Date” means the date that a Phantom Stock Unit Award is granted to a Participant under this Plan, as evidenced by the Phantom Stock Unit Award;

“Issuer” means GWR Global Water Resources Corp., a British Columbia corporation;

“Market Value” means the weighted average trading price of the Common Shares on the TSX for the five (5) consecutive trading days immediately prior to the date as of which Market Value is determined. If the Common Shares are not trading on the TSX, then the Market Value shall be determined based on the trading price on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Board. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Board in its sole discretion;

“Participant” means an Eligible Participant who has been selected for participation in the Plan pursuant to Section 3.2 or Section 3.3, or both;

“Phantom Stock Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant, representing the right to receive on the Participant’s Entitlement Date a cash payment equal to the then Market Value of a Common Share in accordance with this Plan;

“Phantom Stock Unit Award” means an award of Phantom Stock Units under this Plan to a Participant;

“Plan” means this phantom stock unit plan, as same may be amended from time to time;

“Redemption Date” means the date payment is made or commences to be made of a Deferred Phantom Stock Unit Award elected by the Participant pursuant to Section 3.3(ii) or any later date elected by a Participant pursuant to a subsequent deferral pursuant to Section 3.3(vi);

“Redemption Notice” means a written notice delivered to the Corporate Secretary of the Corporation by a Participant specifying a Redemption Date as provided for in Section 3.3(ii);

“Separation Date” means the date that a Participant incurs a Separation from Service;

“Separation from Service” means either: (1) the termination of a Participant’s employment with the Employer Group due to death, retirement or other reasons or (2) a permanent reduction in the level of bona fide services the Participant provides to the Employer Group to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Employer Group in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Employer Group is provided either by statute or contract.). If the Participant’s period of leave exceed six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6)-month period. Whether a termination of employment has occurred will be determined based on all the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

“Specified Employee” means a Participant who is “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Corporation (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder); and

“TSX” means the Toronto Stock Exchange.

1.2	Headings

The headings of all articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

1.3	Context, Construction

Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4	References to this Plan

The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

1.5	Funds

Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of the United States.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN

2.1	Purpose of the Plan

The purpose of this Plan is to strengthen the alignment of interests between Participants and the shareholders of the Corporation and of the Issuer by linking certain types of compensation to the future value of the Common Shares. In addition, this Plan has been adopted to advance the interests of the Corporation and its Affiliates through the motivation, attraction and retention of employees. It is generally recognized that long term phantom equity plans aid in attracting, retaining and encouraging employees due to the opportunity offered to them to receive payment based on a proprietary interest in the Corporation.

2.2	Administration of the Plan

The Board shall from time to time determine from among Eligible Participants who may participate in this Plan. The Board shall from time to time determine the Participants to whom Phantom Stock Unit Awards and opportunities to elect Deferred Phantom Stock Unit Awards shall be granted and the provisions and restrictions with respect to all such grants, all such determinations to be made in accordance with the terms and conditions of this Plan.

This Plan shall be administered by the Board and the Board shall have full authority to administer this Plan including the authority to interpret and construe any provision of this Plan and to adopt, amend and rescind such rules and regulations for administering this Plan as the Board may deem necessary in order to comply with the requirements of this Plan. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with this Plan and all members of the Board shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan. All costs incurred in connection with this Plan shall be for the account of the Corporation.

2.3	Record Keeping

The Corporation shall maintain a register in which shall be recorded:

(i)	the name and address of each Participant in the Plan;

(ii)	the number of Deferred Phantom Stock Units and Phantom Stock Units granted to each Participant under the Plan; and

(iii)	the date and price at which Deferred Phantom Stock Units and Phantom Stock Units were granted.

ARTICLE 3

AWARDS

3.1	Plan

This Plan is hereby established for employees of the Employer Group.

3.2	Discretionary Long-Term Incentive Grants of Phantom Stock Units

(i)

In General. A Phantom Stock Unit Award granted to a particular Participant in a calendar year will be a bonus for services rendered by the Participant to the Corporation as determined in the sole and absolute discretion of the Board. The number of Phantom Stock Units awarded will be credited to the Participant’s account, effective as of the Grant Date. The Phantom Stock Units will vest on the Entitlement Date. For the avoidance of doubt, a Participant will have no right or entitlement whatsoever to receive any cash payment until the Entitlement Date.

(ii)

Additional Phantom Stock Units. Subject to the absolute discretion of the Board, the Board may elect to credit the outstanding Phantom Stock Unit Award of a Participant with additional Phantom Stock Units as a bonus. In such case, the number of additional Phantom Stock Units credited to the Phantom Stock Unit Award will be equal to the aggregate amount of dividends (other than stock dividends) that would have been paid to the Participant if the Phantom Stock Units in the Participant’s account had been Common Shares divided by the Market Value of a Common Share on the date on which dividends were paid by the Issuer. The additional Phantom Stock Units will vest on the Participant’s Entitlement Date of the particular Phantom Stock Unit Award to which the additional Phantom Stock Units relate.

(iii)

Phantom Stock Unit Awards. Each grant of Phantom Stock Units under this Plan shall be evidenced by a Phantom Stock Unit Award. A Phantom Stock Unit Award shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a Phantom Stock Unit Award or an employment agreement with a Plan Participant. The provisions of the various Phantom Stock Unit Awards issued under this Plan need not be identical.

(iv)

Entitlement Date and Other Criteria. Concurrent with the determination to grant Phantom Stock Units to a Participant, the Board shall determine the Entitlement Date applicable to such Phantom Stock Units. In addition, the Board may, at its sole discretion, at the time of the grant of Phantom Stock Units, make such Phantom Stock Units subject to performance conditions to be achieved by the Corporation or any Affiliate, the Participant or a class of Participants, prior to the Entitlement Date, for such Phantom Stock Units to entitle the holder thereof to receive the cash payment thereunder. The Board may establish any other criteria for the grant of Phantom Stock Units to Participants consistent with the Plan.

(v)

Payment of Phantom Stock Units. Except as otherwise set forth in this Section 3.2 or a Phantom Stock Unit Award or an employment agreement, a Phantom Stock Unit Award granted to a Participant will entitle the Participant, subject to the Participant’s satisfaction of any conditions, restrictions or limitations imposed under this Plan, a Phantom Stock Unit Award or an employment agreement, to receive on the Participant’s Entitlement Date a payment in cash as contemplated in this Section 3.2 and as set forth in the applicable Phantom Stock Unit Award or employment agreement as provided for in Section 3.2. Notwithstanding the foregoing, a Participant’s Entitlement Date shall be accelerated as follows:

(a)	in the event of the death of the Participant, the Participant’s Entitlement Date shall be the date of death;

(b)	in the event of the Disability of the Participant, the Participant’s Entitlement Date shall be the date which is 60 days following the date on which the Participant becomes subject to a Disability; or

(c)	such date and under such terms and conditions as set forth in the Phantom Stock Unit Award or an employment agreement with a Plan Participant.

Subject to Section 3.2(vi) or except as otherwise provided in a Phantom Stock Unit Award or an employment agreement with a Plan Participant, in the event of a Participant’s Separation from Service, regardless of the reason (other than due to death or Disability), all Phantom Stock Units credited to the Participant shall become void and the Participant shall have no entitlement to any payment under this Plan.

All amounts payable to, or in respect of a Participant, on the settlement of Phantom Stock Units shall be paid to the Participant or the Participant’s estate in cash in a lump sum on the Entitlement Date, including payments due pursuant to Section 3.2(vi) below.

Subject to Article 4, the Corporation will satisfy its payment obligation, net of any applicable taxes and other source deductions required by law to be withheld by the Corporation on the settlement of Phantom Stock Units for a payment in cash to the Participant equal to the Market Value of a Common Share on the Entitlement Date multiplied by the number of Phantom Stock Units being settled.

(vi)

Change of Control. If the Separation from Service of a Participant who is an employee occurs within the twelve (12)-month period immediately following a Change of Control due to an involuntary termination without Cause or a voluntary resignation for Good Reason, any and all performance conditions will be deemed satisfied and all outstanding Phantom Stock Units shall vest and the Entitlement Date shall occur on the date of such Separation from Service.

(vii)

Continued Vesting Following Closing of Transaction. Pursuant to a Securities Purchase Agreement, FATHOM Water Management, Inc., (the “Purchaser”) intends to purchase the outstanding equity securities of Global Water Management, LLC (the “Transaction”). The Transaction does not constitute a Change of Control, as that term is defined in Section 1.1, and as a result, Participants are not entitled to a payment under Section 3.2(vi). Nevertheless, notwithstanding any other provision of this Plan to the contrary, if following the closing of the Transaction, a Participant is immediately employed by the Purchaser or its affiliates, he will be treated as if he was employed by the Corporation for purposes of vesting in the Phantom Stock Units previously granted under the Plan. For example, pursuant to the Board resolutions adopted on January 9, 2012, certain Participants were granted Phantom Stock Units that vest quarterly ending on December 31, 2014. If a Participant remains employed by the Purchaser or its affiliates following the closing of the Transaction, the Participant shall continue to vest and be entitled to payment for a portion of his Phantom Stock Units at the end of each calendar quarter through and including December 31, 2014 in accordance with such Board resolutions. If a Participant terminates employment with the Purchaser or its affiliates prior to December 31, 2014, all unvested Phantom Stock Units credited to the Participant shall become void and the Participant shall have no entitlement to any additional payment under the Plan.

3.3	Grants of Deferred Phantom Stock Units as Bonus Deferrals

(i)

In General. If so designated by the Board, an otherwise eligible Participant who is an employee of the Corporation may elect to defer up to one hundred percent (100%) of any Bonus, less applicable withholdings, and have a corresponding amount credited to his or her Plan account in Deferred Phantom Stock Units by filing a Deferral Election during the applicable Enrollment Period. The number of Deferred Phantom Stock Units to be granted to an electing Participant will be determined by dividing the amount of a Participant’s Bonus subject to the Deferral Election by the Market Value of a Common Share on the DSU Issue Date. The issuance and settlement of Deferred Phantom Stock Units under this Plan shall be in lieu of any other payment to the Participant for the portion of his or her Bonus to which the Deferred Phantom Stock Units pertain. Notwithstanding the foregoing, a Participant may not defer amounts under this Section 3.3 during any period from which contributions must be suspended in accordance with Treasury Regulation section 1.401(k)-1(d)(3)(iv)(E)(2), as a condition of the Participant’s receipt of a hardship withdrawal from any plan maintained by the Corporation or any Affiliate.

Any elections to defer Bonus must be made prior to and shall become irrevocable by the last day of the applicable Enrollment Period. The Board shall establish and communicate to Participants uniform and nondiscriminatory procedures for Deferral Elections and may change said procedures at such times and in such manner as the Board may determine to be necessary or desirable, subject to the provisions of the Plan. Deferral Elections under this Plan shall be calculated before elective deferrals or contributions of compensation under any other deferred compensation plan maintained by the Corporation but after legally required and voluntary withholdings from wages.

(ii)

Redemption Notice. At the time of making a Deferral Election, a Participant shall select a Redemption Date for the portion of the Bonus to be converted to Deferred Phantom Stock Units. A Participant shall elect to have each Deferred Phantom Stock Unit Award distributed in either a single lump sum payment on the Redemption Date or in Annual Installments for a period of years designated by the Participant (not to exceed ten (10) years) with the first installment made on the Redemption Date. Elections shall be made during the applicable Enrollment Period and otherwise in the manner designated by the Board consistent with the provisions of the Plan.

(iii)

Deferred Phantom Stock Unit Award. Each grant of Deferred Phantom Stock Units under this Plan shall be evidenced by a Deferred Phantom Stock Unit Award. Such Deferred Phantom Stock Units shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are not inconsistent with this Plan and which the Board deems appropriate for inclusion in a Deferred Phantom Stock Unit Award. The provisions of the various Deferred Phantom Stock Unit Awards entered into under this Plan need not be identical, and may vary from grant to grant and from Participant to Participant.

(iv)

Additional Deferred Phantom Stock Units. In the event that a dividend (other than stock dividend) is declared and paid by the Issuer on Common Shares on or before the Redemption Date, a Participant will be credited with additional Deferred Phantom Stock Units with respect to each Deferred Phantom Stock Unit Award. The number of such additional Deferred Phantom Stock Units will be calculated by dividing the total amount of the dividends that would have been paid to the Participant if the Deferred Phantom Stock Units subject to the Deferred Phantom Stock Unit Award on the dividend record date had been outstanding Common Shares (and the Participant held no other Common Shares), by the Market Value of a Common Share as determined on the date on which the dividends were paid on the Common Shares. The additional Deferred Phantom Stock Units will be paid in the same manner as all other Deferred Phantom Stock Units credited to the Deferred Phantom Stock Unit Award.

(v)

Payment. The DSU Value of a Deferred Phantom Stock Unit Award shall be made in cash either in a lump sum on the Redemption Date or shall be made in Annual Installments commencing on the Redemption Date, as elected by a Participant. The first installment of a payment made in the form of Annual Installments shall be paid on the Redemption Date. Each subsequent annual installment shall be paid on succeeding anniversaries of the Redemption Date for the duration of the elected instalment period.

(a)

If a Deferred Phantom Stock Unit Award is paid in Annual Installments, the amount of the first installment shall equal the DSU Value as of the date the distribution is processed, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of years over which the Deferred Phantom Stock Unit Award is to be paid, as elected by the Participant pursuant to Section 3.3(iii) above. Once paid, a corresponding number of Deferred Phantom Stock Units under the Deferred Phantom Stock Unit Award will be cancelled.

(b)

The amount of each subsequent year’s installment payment shall be the DSU Value of the Deferred Phantom Stock Unit Award determined as of the date the distribution is processed, multiplied by a fraction, the numerator of which is one, and the denominator of which is the number of years remaining in the period over which the Participant’s Deferred Phantom Stock Unit Award is to be paid. Once paid, a corresponding number of Deferred Phantom Stock Units under the Deferred Phantom Stock Unit Award will be cancelled.

Notwithstanding the above, in the case of a Participant who incurs a Separation from Service for any reason prior to the Redemption Date applicable to a Deferred Phantom Stock Unit Award, the DSU Value of the Deferred Phantom Stock Unit Award Account shall be paid to the Participant in a single lump sum cash payment as soon as practicable following the Separation from Service. The Corporation will satisfy its payment obligation, net of any source deductions required by law to be withheld.

(vi)

Changes to Form of Payment. Subject to the provisions of Section 3.3(i), a Participant may elect to change the form of payment of any Deferred Phantom Stock Unit Award granted to him or her from a single lump sum payment to Annual Installments or vice versa or to increase (or decrease) the number of years in the period of Annual Installments to a period of years not exceeding ten (10) years. An election to change shall not be given effect unless it is made at least twelve (12) months prior to the applicable Redemption Date and the first payment to be made under the changed election is to commence at least five (5) years after the date that the previously scheduled payment was to be made or commence. Change elections shall be made in the manner designated by the Board. No change to the form of payment shall be given effect that alters the timing of a lump sum cash payment that becomes due following a Separation from Service.

(vii)

Certain Delays in Payment. Notwithstanding any other provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A on the date of his or her Separation from Service, any payments otherwise due by reason of such Separation from Service during the six-month period after the date of the Separation from Service shall be deferred and such deferred amounts will be paid during the seventh month following such six-month anniversary.

3.4	Term of Plan

This Plan was originally effective as of January 1, 2011 and was amended and restated as of May 1, 2015. This Plan, or any portion thereof, shall remain in effect until it is terminated by the Board.

ARTICLE 4

WITHHOLDING TAXES

4.1	From Other Sources

For each Participant who elects to defer a Bonus pursuant to a Deferral Election, the Corporation shall, to the extent applicable, withhold from that portion of the Participant’s compensation that is not being deferred in a manner determined by the employer, the Participant’s share, if any, of FICA and other employment taxes on such deferred compensation that the employer is required to withhold. If insufficient cash wages are available or if the Participant so desires, the Participant may remit payment in cash for the withholding amounts.

4.2	From Accounts

Notwithstanding any other provision in this Plan to the contrary, payments of DSU Value may be accelerated to pay, where applicable, the FICA tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) and any state, local, and foreign tax obligations (the “Tax Obligations”) that may be imposed on Bonus amounts deferred pursuant to this Plan prior to the time such amounts are paid or made available to the Participant and to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 4.2 shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made in the form of a payment directly to the applicable taxing authorities pursuant to the withholding provisions of applicable law.

4.3	From Payments

The Corporation will withhold any taxes or source deductions which the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment made under this Plan.

ARTICLE 5

GENERAL

5.1	Amendment of Plan

The Board may from time to time in the absolute discretion of the Board amend, modify and change the provisions of the Plan, provided that any amendment, modification or change to the provisions of the Plan which would:

(i)	materially increase the benefits under the Plan; or

(ii)	materially modify the requirements as to eligibility for participation in the Plan;

shall only be effective upon such amendment, modification or change being approved by the Board, and, if required, by any other regulatory authorities having jurisdiction over the Corporation.

The Board shall consider the implications under Code Section 409A of any actions taken pursuant to this Section 5.1. Notwithstanding the foregoing, the Corporation shall obtain requisite regulatory and/or shareholder approval in respect of amendments to this Plan, to the extent such approvals are required by any applicable laws or regulations.

While the Board may amend this Plan at any time in its sole discretion, no such amendment may in any manner adversely affect the Participant’s rights previously accrued under the Plan.

5.2	Termination of Plan

The Board may terminate the Plan, as it pertains to Phantom Stock Units, at any time in its sole discretion.

The Board may terminate the Plan, as it pertains to Deferred Phantom Stock Units, at any time in its sole discretion pursuant to (i), (ii), (iii), or (iv):

(i)

The Corporation may terminate and liquidate the Deferred Phantom Stock Unit portion of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that Participant accounts distributed from the Plan are included in the Participants’ respective gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(a)	the calendar year in which the Plan termination and liquidation occurs;

(b)	the first calendar year in which the accounts are no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment of the accounts are administratively practicable.

(ii)

The Board may terminate and liquidate the Deferred Phantom Stock Unit portion of the Plan pursuant to irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change of Control, provided that this Subsection will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the Employer Group immediately after the Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the Change of Control, so that under the terms of the termination and liquidation, all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Employer Group irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements. Solely for purposes of this Subsection, where the Change of Control event results from an asset purchase transaction, the applicable member of the Employer Group with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the member of the Employer Group that is primarily liable immediately after the transaction for the payment of the deferred compensation.

(iii)	The Board may terminate and liquidate the Deferred Phantom Stock Unit portion of the Plan, provided that:

(a)	the termination and liquidation does not occur proximate to a downturn in the financial health of any member of the Employer Group;

(b)

every member of the Employer Group terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by any member of the Employer Group that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulations Section 1.409A-1(c) if a Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(c)

no payments in liquidation of the Plan are made within twelve (12) months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(d)	all payments are made within twenty-four (24) months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e)

no member of the Employer Group adopts a new plan that would be aggregated under Treasury Regulations Section 1.409A-1(c) with any plan terminated and liquidated pursuant to this Subsection if any such plan covers any employee who was a participant in any such plan, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(iv)

By ceasing any and all contributions to the Plan or taking any such other action to terminate the Plan as the Corporation deems appropriate, in which event the payment of Participants’ accounts under the Plan will be made at the time and in the form as they would otherwise have been made had the Plan not been terminated.

5.3	Non-Assignable

Except as otherwise may be expressly provided for under this Plan or pursuant to a will or by the laws of descent and distribution, neither any Deferred Phantom Stock Unit nor any Phantom Stock Unit and no other right or interest of a Participant is assignable or transferable, and any such assignment or transfer in violation of this Plan shall be null and void.

5.4	Rights as a Shareholder

No holder of any Deferred Phantom Stock Units or Phantom Stock Units shall have any rights as a shareholder of the Issuer, the Corporation or any Affiliate at any time.

5.5	Right to Employment or Service

Nothing contained in this Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or its Affiliates nor to interfere or be deemed to interfere in any way with any right of the Corporation or its Affiliates to discharge any Participant at any time for any reason whatsoever, with or without cause.

5.6	Adjustments

In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, reverse stock split, consolidation, subdivision, reclassification or otherwise, an appropriate proportionate adjustment shall be made by the Board with respect to the number of Deferred Phantom Stock Units and Phantom Stock Units then outstanding under the Plan as the Board, in its sole discretion, may determine to prevent dilution or enlargement of rights.

All such adjustments, as determined by the Board, shall be conclusive, final and binding for all purposes of the Plan.

5.7	No Representation or Warranty

The Corporation makes no representation or warranty as to the future value of any rights of Deferred Phantom Stock Units or Phantom Stock Units issued in accordance with the provisions of the Plan. No amount will be paid to, or in respect of, an Participant under this Plan or pursuant to any other arrangement, and no additional Deferred Phantom Stock Units or Phantom Stock Units will be granted to such Participant to compensate for a downward fluctuation in the price of the Common Shares.

5.8	Compliance with Applicable Law

If any provision of the Plan or any Deferred Phantom Stock Unit or Phantom Stock Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.9	Interpretation

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware and, to the extent applicable, shall further be construed so as to comply with Code Section 409A in all relevant respects.

5.10	Unfunded Benefit

All payments to be paid hereunder constitute unfunded obligations of the Corporation payable solely from its general assets and subject to the claims of its creditors. The Corporation has not established any trust or separate fund to provide for the payment of benefits hereunder.

5.11	Payment Deadline

For the avoidance of doubt, all payments to individuals subject to United States income tax under this Plan pertaining to Phantom Stock Units shall be made no later than the deadline set forth in Code Section 409A with respect to short-term deferrals of compensation.

5.12	Section 409A Compliance

The Plan shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. Although this Plan has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, the Corporation specifically does not warrant such compliance. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provisions of the Code.

GLOBAL WATER RESOURCES, INC.

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